Exhibit 99.1
Allied Healthcare International Inc. to be Acquired by Saga Group Limited
Shareholders to Receive $3.90 Per Share in Cash
NEW YORK — July 29, 2011 — Allied Healthcare International Inc. (NASDAQ: AHCI), a leading homecare provider of health and social care in the United Kingdom and Ireland, announced that it has entered into a definitive agreement to be acquired by Saga Group Limited for $3.90 per share, which represents a premium of 59% to Allied’s closing price on July 28, 2011 of $2.45. The aggregate purchase price for all outstanding shares of Allied common stock, including outstanding options, will be approximately $175 million.
The terms of the agreement were unanimously approved by Allied’s Board of Directors. The transaction is not subject to a financing condition. Completion of the transaction is subject to the approval of Allied’s shareholders and certain other terms and conditions customary for transactions of this type, including regulatory approvals. Completion of the transaction is expected to occur in the fourth calendar quarter of 2011.
“We are pleased to have entered into a transaction that will offer Allied shareholders an attractive valuation,” said Sandy Young, Chief Executive Officer of Allied. “After a robust examination of the strategic alternatives available to the company, our board unanimously concluded that this transaction is in the best interests of our company and shareholders.”
Dr. Jeffrey S. Peris, Chairman of Allied, stated “Saga’s acquisition of Allied provides the opportunity to realize value for our shareholders by leveraging Allied’s quality achievements, operational excellence, and our talented personnel while continuing to meet our customer’s healthcare needs.”
Commenting on the acquisition, John Ivers, Chief Executive Officer of Saga Healthcare, said, “Our strategic intent has been to grow our healthcare division organically and through carefully selected acquisitions. I am therefore delighted that Allied is joining the Saga Group. Saga will be the UK’s pre-eminent provider of domiciliary care. We are creating a nationally recognized and trusted provider of quality care in the home. I look forward to welcoming the staff and customers of Allied to the Saga family — working together we have an exciting future.”
Oppenheimer & Co. Inc. is acting as exclusive financial advisor to Allied and has rendered a fairness opinion in connection with the transaction to the Allied Board of Directors. Edwards Angell Palmer & Dodge LLP is acting as legal advisor to Allied. Credit Suisse Securities (Europe) Limited is acting as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Herbert Smith LLP are acting as legal advisors to Saga.
ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. is a leading homecare provider of health and social care in the United Kingdom and Ireland. Allied operates a community-based network of approximately 120 branches with the capacity to provide carers (known as home health aides in the US), nurses, and specialized medical personnel to locations covering approximately 90% of the UK population. http://www.alliedhealthcare.com/

ABOUT SAGA GROUP LIMITED
Saga Group is the UK’s leading provider of products and services specifically designed for people aged 50 and over. With 2.7 million customers, Saga provides insurance, savings, financial advice, care services, holidays, and publishes Saga Magazine. http://www.saga.co.uk/
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
Allied will file a Form 8-K with the Securities and Exchange Commission (the “SEC”) regarding the transaction, which will include a copy of the definitive agreement. All parties desiring details regarding the conditions of this transaction are urged to review the contents of the definitive agreement, which will be available at the SEC’s website at http://www.sec.gov/.
In connection with the proposed merger, Allied will file a proxy statement and other documents with the SEC. We urge shareholders to carefully read the proxy statement and any other documents filed with the SEC when they become available because they will contain important information about Allied, the proposed merger and related matters. A copy of the proxy statement will be sent to shareholders seeking their approval of the proposed merger. Shareholders also will be able to obtain a copy of the proxy statement (when available) and other documents filed by Allied free of charge at the SEC’s web site, http://www.sec.gov, or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. In addition, documents filed by Allied can be obtained by contacting Allied at the following address and telephone number: 245 Park Avenue, 39th floor, New York, NY 10167, 212-750-0064, or from Allied’s website, http://www.alliedhealthcare.com/.
Allied and its officers, directors and certain other employees may be soliciting proxies from its shareholders in favor of the proposed merger and may be deemed to be “participants in the solicitation” under the rules of the SEC. Information regarding Allied’s directors and executive officers is available in its proxy statement relating to its 2011 annual meeting of shareholders, which was filed with the SEC on May 3, 2011. Other information regarding the direct or indirect interests, by security holdings or otherwise, of the participants in the solicitation will be set forth in the proxy statement relating to the merger when it becomes available.
Statements about the expected timing, completion, and effects of the proposed transaction and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Allied and Saga may not be able to complete the proposed transaction on the terms described above, on other acceptable terms, or at all because of a number of factors, including the failure to obtain shareholder approval, the failure to obtain the necessary regulatory approvals, or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of Allied, are described in Allied’s filings with the SEC, including Items 1, 1A and 7 of Allied’s annual report on Form 10-K for the fiscal year ended September 30, 2010.

Contacts
Allied
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 1785 810 600
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1247
sherry.bertner@icrinc.com
Saga
Saga Group Limited
Paul Green
Head of Communication, Saga Group Limited
+44 (0) 1303 776 023
paul.green.pr@saga.co.uk

3